UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2006

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Contract

On May 1, 2006, Lipid Sciences, Inc. (the “Company”) entered into an employment agreement with S. Lewis Meyer, the Company’s Chief Executive Officer and President.  The new agreement is retroactively effective to April 14, 2006, the expiration date of his previous employment agreement.  The new agreement has a term of two years and sets forth the terms and conditions of his employment with, and the compensation he is entitled to receive from, the Company in connection with his service as President and Chief Executive Officer.  As with his prior employment agreement, under the new employment agreement, Dr. Meyer is paid an annual base salary of $290,000 and is eligible to earn an annual discretionary cash bonus.  Dr. Meyer will also be eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior officers of the Company.  Dr. Meyer may terminate his employment by resigning upon 90 days written notice.  The Company may also terminate Dr. Meyer’s employment for cause.  If Dr. Meyer resigns or the Company terminates his employment for cause, Dr. Meyer will be entitled to his accrued compensation and benefits only.  If the Company terminates Dr. Meyer’s employment without cause, Dr. Meyer will be entitled to the right to enter into a consulting arrangement with the Company for a period equal to the lesser of the remaining term of the agreement and 12 months.  As consideration for Dr. Meyer’s consulting services, Dr. Meyer will continue to receive salary and benefits from the Company during the period he serves as a consultant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: May 1, 2006	By:	/s/ Sandra Gardiner
	Name:	Sandra Gardiner
	Title:	Chief Financial Officer